T-3 Energy Services, Inc. Announces Impressive Engineering
Demand for Subsea Product Solutions
HOUSTON, February 7, 2008 (PRIME NEWSWIRE) — T-3 Energy Services, Inc. (“T-3 Energy” or “T-3”) (Nasdaq:TTES) announced today that it has received two significant subsea orders from different customers. The significance of these orders was not due to their size, but due to the emphasis T-3 Energy continues to place on moving toward the subsea sector by using a customer-driven demand pull approach, and the trust customers continue to bestow on the company.
The first order was for T-3’s subsea annular devices. As previously reported with the sale of T-3’s 10,000 psi Model 6012 subsea ram blowout preventer (“BOP”) fitted with compact tandem boosters and casing shear bonnets, continued customer-driven demand has now brought orders for T-3’s proprietary 7072 annular BOP. T-3’s 7072 annular BOP utilize a rugged, compact design reducing the overall BOP stack height and a modular bearing design preventing metal-to-metal contact of its sole moving piston. The incorporation of these design features help reduce premature damage of internal components traditionally experienced by customers. Of key importance is the complement this product provides to T-3’s on-going subsea BOP development efforts; T-3’s 15,000 psi subsea ram BOP incorporating both a proprietary automatic locking system and sealing technology.
The second order was placed for T-3’s remanufacturing services of sub-sea BOP products. Though T-3 works with several sub-sea drilling contractors focused on the procurement of new manufactured products, other T-3 customers focus their goals on extending the life of their aging subsea BOP fleet. As such, T-3 is now working with sub-sea drilling contractors to incorporate contemporary BOP architecture upgrades as part of the remanufacturing process of strategically targeted older 10,000 psi ram BOP’s. T-3’s remanufacturing process of older subsea BOPs, when coupled with T-3’s proprietary compact tandem boosters, produces an overall shorter BOP stack that can withstand greater bending moments and produce approximately 50% more shearing force. T-3’s conversion process allows drilling contractors to take advantage of higher performance drill pipe while maintaining full functionality of the BOP.
Gus D. Halas, T-3 Energy’s Chairman, President and Chief Executive Officer, states, “Our loyal customers and their direction regarding product and service voids within the industry have allowed T-3 to capitalize on a growing, customer-driven suite of subsea products and services. Our goals and our strategic vision remain steadily aimed at providing the market responsive value as a name-brand original equipment manufacturer and service provider.”
T-3 Energy Services, Inc. provides a broad range of oilfield products and services primarily to customers in the drilling and completion of new oil and gas wells, the workover of existing wells and the production and transportation of oil and gas. Its customer base, which operates in active oil and gas basins throughout the world, consists of leading drilling contractors, exploration and production companies and pipeline companies. For further information, see http://www.T-3energy.com

Statements made in this press release that are forward-looking in nature are intended to be “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to documents filed by T-3 Energy Services, Inc. with the Securities and Exchange Commission, including the Annual Report on Form 10-K, which identify significant risk factors which could cause actual results to differ from those contained in the forward-looking statements.

CONTACT:	T-3 Energy Services, Inc. Michael T. Mino, Vice President and Chief Financial Officer 713-996-4110 mmino@T-3es.com